Exhibit 10.20

EMPLOYMENT AGREEMENT

Newport Corporation, a Nevada corporation (the “Company”); and Dennis Werth of Irvine, California (“Employee”) agree, effective August 1, 2016, as follows.

WHEREAS, the Company is owned by MKS Instruments, Inc. (“MKS” or the “Parent Company”);

WHEREAS, the Company and Employee desire to provide for the employment of Employee by the Company;

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, the Company and Employee hereby agree as follows:

1. Employment. The Company is employing Employee on an at-will basis in the position of Senior Vice President, Newport Business Units. Employee agrees to comply with the Company’s policies.

2. Confidential Information Agreement. Employee previously signed and delivered to the Company, a Confidential Information, Intellectual Property and Non-Solicitation Agreement of Newport Corporation (“Confidential Information Agreement”), which is reaffirmed by this Employment Agreement.

3. Duty to The Company. While employed by the Company, Employee: (a) will devote his full working time and best efforts to the business of the Company; and (b) will not (without the prior, express, written consent of the Chief Executive Officer of the Company) engage in any business activity (whether or not for gain) that interferes with Employee’s work for the Company. Notwithstanding the previous sentence, this Employment Agreement does not prohibit Employee from managing his personal investments or engaging in charitable and unpaid professional activities (including serving on charitable and professional boards), so long as doing so does not materially interfere with Employee’s work for the Company.

4. Compensation.

(a) Retention Incentive. To induce Employee to remain with the Company, an additional award of MKS restricted stock units with a total grant date value of $150,000 (the “Retention Incentive”) was granted to Employee on May 31, 2016. The award will vest over a three-year period, to the extent Employee’s employment continues during that period, in installments of 20%, 30% and 50%, with vesting occurring on February 15 of each year. The award will be subject to the terms, conditions and restrictions set forth in the MKS Instruments, Inc. 2014 Stock Incentive Plan and the Restricted Stock Unit Agreement to be issued to Employee under such Plan.

(b) Base Salary. The Company will pay Employee base salary at the rate of $400,000 per year (the “Base Salary”), in accordance with the Company’s normal payroll practices. The Company may review and adjust the amount of the Base Salary from time to time in its sole discretion.

(c) Incentive Compensation Plan. Employee will be entitled to participate in the Company’s annual incentive compensation plan as from time to time existing and applicable to Employee’s position. For 2016 only, the following special provisions will apply to Employee’s eligibility for incentive compensation: (i) Employee will be eligible, to the extent Employee’s employment with the Company continues through the applicable dates, to receive incentive compensation in two installments; (ii) if Employee satisfies the eligibility requirements, the first installment will be made on or about August 31, 2016 in an amount determined in accordance with Exhibit A; (iii) if Employee satisfies the eligibility requirements, the second installment will be made on the date in or about February 2017 when MKS Instruments, Inc. pays 2016 incentive compensation to its executives, in an amount determined in accordance with Exhibits B and C.

(d) 2016 MKS Restricted Stock Unit Award. Employee received on May 31, 2016, a 2016 MKS Restricted Stock Unit Award with a total grant date value of $500,000 (the “Award”). The Award will vest over a three-year period, to the extent Employee’s employment with the Company continues during that period, in three equal annual installments, with an installment vesting occurring on February 15 each year, provided, however, that half of each installment will vest only to the extent certain performance goals are achieved. The financial objectives for the performance-based half of the installment scheduled to vest on February 15, 2017 are set forth in the attached Exhibit C. The Award will be subject to the terms, conditions and restrictions set forth in the MKS Instruments, Inc. 2014 Stock Incentive Plan and the Restricted Stock Unit Agreement to be issued to Employee under such Plan.

(e) Waiver of Amended and Restated Severance Compensation Agreement. In recognition of Employee waiving all rights (including but not limited to all rights to severance and benefits) provided under the Amended and Restated Severance Compensation Agreement, signed on April 27, 2016, Employee will receive no later than May 31, 2016, an MKS Restricted Stock Unit Award with a total grant date value of $554,400 (the “Waiver Award”). The Waiver Award will vest over a three-year period, to the extent Employee’s employment with the Company continues during that period, in three installments of 20%, 30% and 50%, with vesting occurring on February 15 of each year. The Waiver Award will be subject to accelerated vesting to the extent provided in Section 6(d) or Section 6(f). The Waiver Award will be subject to the terms, conditions and restrictions set forth in the MKS Instruments, Inc. 2014 Stock Incentive Plan and the Restricted Stock Unit Agreement to be issued to Employee under such Plan.

(f) Automobile. Employee will receive the option of a leased company car or monthly car allowance. If Employee chooses the leased car option: car insurance, gasoline and upkeep will be provided; the personal use of the vehicle will represent imputed income and will be included on Employee’s W-2 statement; and the leased car will be subject to an Automobile Policy, which the Company will provide separately. If Employee chooses the monthly car option, the monthly amount will be $700, which will be an all-inclusive amount and will represent imputed income and will be included on Employee’s W-2 statement.

(g) Benefits. Employee will be eligible to participate in the Company’s generally available employee benefit plans, which currently include medical, dental, vision, life, accidental death and dismemberment, short-term disability and long-term disability insurance, a 401(k) savings plan and an employee stock purchase plan, subject to the terms and conditions of each plan.

(h) Paid Time Off. Employee will be eligible for 20 days of paid vacation per year, plus paid sick time and holidays, all subject to the terms and conditions of the Company’s policies. Employee and Company agree that, as May 31, 2016, Employee had 20 accrued, unused vacation days.

(i) Expenses. The Company will reimburse Employee for expenses Employee reasonably incurs in performing his duties, to the extent provided in the Company’s expense reimbursement policies. Reimbursement of expenses in one tax year will not affect reimbursement of expenses in any other tax year.

5. End of Employment. Either Employee or the Company may end the employment relationship at any time, for any reason, with or without notice or cause. The employment relationship will end automatically and immediately upon Employee’s death or entitlement to long-term disability benefits under the Company’s long-term disability program. The date on which Employee’s employment ends, whether as the result of a resignation by Employee, a termination of employment by the Company or an automatic termination of employment upon death or disability, is referred to in this Employment Agreement as the “Employment End Date.” If Employee resigns or the Company terminates Employee’s employment, the Company will (in either case) have the right at any time, for any reason in its sole discretion to decide the Employment End Date. In no event will the Company’s deciding the Employment End Date following Employee’s resignation be considered termination by the Company of Employee’s employment.

6. Company Obligations Upon End of Employment. When the employment relationship ends, the Company will have no obligation to pay or provide Employee at any time any compensation, payment or benefit of any kind, except as expressly provided in Sections 6(a) though through 6(e) below.

(a) Minimum Obligations. When the employment relationship ends, no matter how it ends: (i) the Company will pay Employee any unpaid Base Salary through the Employment End Date; (ii) Employee will be entitled to accrued, vested benefits under the Company’s benefit plans and programs to the extent provided in Section 4; (iii) the Company will pay Employee for any accrued but unused vacation; and (iv) the Company will reimburse Employee for any unreimbursed expenses incurred through the Employment End Date to the extent provided in Section 4.

(b) 30 Days’ Base Salary After Certain Resignations. If Employee provides the Company at least 30 days’ advance written notice of resignation of employment, is an active employee in good standing at the time of such notice and continues to perform his duties diligently and professionally to the extent requested thereafter, the Company will pay Employee his Base Salary for at least 30 days after such notice, even if the Employment End Date is earlier. Company will reimburse Employee through the balance of the 30 day notice period for the premiums (if any) Employee pays for continuation of life insurance should Employee elect to exercise the conversion feature (if any) of the Company’s group life policy then in effect and for the premiums (if any) for such medical/dental insurance as Employee may then receive should Employee elect continuation under the federal COBRA program.

(c) 30 Days’ Base Salary After Certain Terminations. If the Company terminates Employee’s employment other than for Cause, as defined below, the Company will provide Employee with written notice of termination and pay Employee his Base Salary for at least 30 days after such notice of termination, even if the Employment End Date is earlier. Company will reimburse Employee through the balance of the 30 day notice period for the premiums (if any) Employee pays for continuation of life insurance should Employee elect to exercise the conversion feature (if any) of the Company’s group life policy then in effect and for the premiums (if any) for such medical/dental insurance as Employee may then receive should Employee elect continuation under the federal COBRA program.

(d) Eligibility for Ordinary Severance Pay. If the Company terminates Employee’s employment, Employee will be eligible for severance pay in a lump sum in an amount equal to a minimum of 6 months of Base Salary, or two weeks of Base Salary per year of service, whichever is greater, in either case provided that all of the following conditions are satisfied: (i) the Company’s primary reason for terminating Employee’s employment was a change to the Company’s business needs (such as reduction in force or elimination of position) and not Cause as defined below; (ii) Employee has complied with and continues to comply with all of Employee’s obligations under this Employment Agreement and the Confidential Information Agreement; and (iii) Employee executes, provides to the Company within 45 days after the Employment End Date and does not thereafter revoke or attempt to revoke, a general release of claims in a form satisfactory to the Company (“General Release”). The Company’s good-faith determination that one or more of the conditions listed above has not been satisfied will be binding and conclusive. The Waiver Award shall become fully vested (if not already fully vested) as of the effective date of such termination.

(e) Eligibility for Enhanced Severance Compensation. Employee will become eligible for the “Enhanced Severance Compensation,” as described below, instead of severance pay under Section 6(d) above or under any other program or policy of the Company, if and only if all of the following conditions are satisfied: (i) the Company terminates Employee’s employment without “Cause” (as defined below) or Employee resigns for “Good Reason” (as defined below); (ii) the Employment End Date is within 24 months after the effective date of a Change in Control (as defined below); (iii) Employee has complied with and continues to comply with all of Employee’s obligations under this Employment Agreement and the Confidential Information Agreement; and (iv) Employee executes, provides to the Company within 45 days after the Employment End Date and does not thereafter revoke or attempt to revoke, a General Release. The Company’s good-faith determination that one or more of the conditions listed above has not been satisfied will be binding and conclusive.

(f) “Enhanced Severance Compensation.” If Employee becomes eligible for the Enhanced Severance Compensation:

(i) Base Salary. The Company will pay Employee, within 14 days after the General Release become irrevocable, a lump sum in an amount equal to 1.5 times annual Base Salary (determined without regard to any reduction in Base Salary giving rise to “Good Reason,” as defined below).

(ii) Incentive Compensation. The Company will pay Employee, within 14 days after the General Release becomes irrevocable, a lump sum equal to 1.5 times the annual amount of incentive compensation for which Employee was eligible under any Incentive Compensation Plan of the Company then in effect for the year containing the Employment End Date. Additionally, the Employee will receive a payment for target bonus, prorated for current year.

(iii) Continuation of Benefits. For a period of 18 months after the Employment End Date, to the extent Employee elects to continue group medical, vision, or dental insurance coverage under COBRA and timely remits the amount of premium assessed to similarly situated active employees for comparable coverage, the Company will pay the Company’s usual share of such premiums. Benefits payable under this Section 6(f)(iii) will terminate to the extent Employee ceases to be eligible for COBRA coverage under the Company’s medical benefits plan. Notwithstanding the foregoing, the Company will not pay the contribution toward COBRA coverage described above to the extent that the Company reasonably determines that doing so would subject the Company to the excise tax under Section 4980D of the Internal Revenue Code (the “Code”) (as a result of discriminatory coverage under a group health plan).

(iv) Restricted Stock Units or Stock Appreciation Rights. Employee’s unvested equity awards as of the Employment End Date will be subject to accelerated vesting to the extent provided in the respective equity award agreement issued to Employee under the then effective MKS Instruments, Inc. equity incentive plan (including the MKS Instruments, Inc. 2014 Stock Incentive Plan). Notwithstanding the above, the reference in the last sentence of Section 2(a) of the Waiver Award to “Section 6(a) and 6(f) of the Employment Agreement dated May 23, 2016 by and between Participant and Newport Corporation” is superseded by Section 6(d) and 6(f)(v) to this Employment Agreement.

(v) Waiver Award. The Waiver Award shall become fully vested (if not already fully vested) as of the effective date of such termination.

(vi) No Obligation to Mitigate Damages; Effect on Other Contractual Rights. Employee will not be required to mitigate damages or the amount of any payment provided for under this Employment Agreement by seeking other employment or otherwise, nor will any payment provided for under this Employment Agreement be reduced by any compensation earned by Employee as the result of employment by an employer other than the Company or a direct or indirect parent, subsidiary or affiliate of the Company after the Employment End Date, or otherwise.

(g) “Cause.” “Cause” to terminate Employee’s employment will exist if Employee:

(i) commits a felony or engages in fraud, misappropriation or embezzlement;

(ii) knowingly fails or refuses to perform Employee’s duties in a material way and, to the extent that the Company determines such failure or refusal can reasonably be cured, fails or refuses to effect a cure within 10 days after the Company notifies Employee in writing of the failure or refusal;

(iii) knowingly causes, or knowingly creates a serious risk of causing, material harm to the Company’s business or reputation; or

(iv) breaches, in a material way, this Employment Agreement, the Confidential Information Agreement or any other agreement between Employee and the Company, and, to the extent that the Company determines such breach can reasonably be cured, fails or refuses to effect a cure within 10 days after the Company notifies Employee in writing of the breach.

(h) “Good Reason.” “Good Reason” for Employee to resign will exist if, without Employee’s express written consent:

(i) the Company materially reduces Employee’s position, duties or responsibilities;

(ii) the Company reduces Employee’s Base Salary as in effect on the date hereof or as the same may be increased from time to time during the term of this Employment Agreement;

(iii) the Company changes Employee’s principal place of work to a location more than 50 miles from Employee’s current principal place of work.

Notwithstanding the foregoing, an action described above will not constitute Good Reason unless: (A) Employee, within 30 days after he learns, or with reasonable diligence should have learned, of such action, delivers to the Company written notice identifying the action as Good Reason and demanding its correction; (B) the Company fails to correct such event within 30 days after receipt of such notice; and (C) Employee resigns for Good Reason within 90 days after the date Employee learned, or with reasonable diligence should have learned, of such action.

(i) “Change in Control.” For purposes of this Employment Agreement, the term “Change in Control” will mean the first to occur of any of the following events: (i) any “person” (as that term is used in Section 13 and 14(d)(2) of the Securities Exchange Act of 1934 (“Exchange Act”)) becomes the beneficial owner (as that term is used in Section 13(d) of the Exchange Act), directly or indirectly, of fifty percent (50%) or more of MKS’ capital stock entitled to vote in the election of directors; (ii) the shareholders of MKS approve any consolidation or merger of MKS other than a consolidation or merger of MKS in which the holders of the common stock of MKS immediately prior to the consolidation or merger hold more than fifty percent (50%) of the common stock of the surviving corporation immediately after the consolidation or merger; or (iii) the shareholders of MKS approve the sale or transfer of all or substantially all of the assets of MKS to parties that are not within a “controlled group of corporations” (as defined in Code Section 1563) in which MKS is a member.

7. Code Section 409A Compliance.

(a) Where this Employment Agreement refers to Employee’s termination of employment for purposes of receiving any payment, whether such a termination has occurred will be determined in accordance with Section 409A of the Internal Revenue Code (the “Code”) and Treasury Regulation Section 1.409A-1(h) (or any successor provisions) to the extent required by law.

(b) To the extent that benefits under Section 6 are contingent upon Employee providing a General Release, Employee will sign and return the General Release within the reasonable time period designated by the Company, which will not be more than 45 days. If the period for Employee to review a General Release plus any revocation period crosses calendar years, payments contingent upon the Release will be made in the later calendar year. Any payments contingent upon the General Release that would otherwise be made during the period for review and revocation of the General Release will be made, provided that the General Release is timely executed and returned to the Company and not revoked, on the first scheduled payment date after such period ends. Each payment in respect of Employee’s termination of employment under Section 6 of the Employment Agreement is designated as a separate payment for Section 409A purposes.

(c) If Employee is designated as a “specified Executive” within the meaning of Code Section 409A (while the Company is publicly traded), any deferred compensation payment subject to Section 409A to be made during the six-month period following Employee’s termination of employment will be withheld and the amount of the payments withheld will be paid in a lump sum, without interest, during the seventh month after Employee’s termination; provided, however, that if Employee dies prior to the expiration of such six month period, payment to Employee’s beneficiary will be made as soon as reasonably practicable following Employee’s death. The Company will identify in writing delivered to Employee any payments it reasonably determines are subject to delay under this Section 7(c). In no event will the Company have any liability or obligation with respect to taxes for which Employee may become liable as a result of the application of Code Section 409A.

8. Code Sections 280G/4999. If (a) any payments or benefits to Employee in connection with this Employment Agreement (“Payments”) would be subject to the excise tax imposed by Code Section 4999 (the “Parachute Tax”), (b) paying Employee a lesser amount would avoid the Parachute Tax entirely and (c) payment of such lesser amount would, after taking into account applicable federal, state and local income taxes and the Parachute Tax, result in Employee receiving a greater after-tax payment than if the Company made the Payments in full, then the Company will pay Employee such lesser amount instead of making the Payments in full. The reporting and payment of any Parachute Tax will in all events be Employee’s responsibility. The Company will not in any event provide a gross-up or any other payment to compensate Employee for the payment of the Parachute Tax or for any reduction in the Payments. The Company will withhold from the Payments any amounts it reasonably determines are required under Code Section 4999(c) and the Treasury Regulations thereunder.

9. Withholding. The Company will deduct from the amounts payable to Employee pursuant to this Employment Agreement all withholding amounts and deductions required by law or authorized by Employee.

10. Changes to Plans and Policies. Nothing in this Employment Agreement will: (a) require the Company or its affiliates to establish, maintain or continue any incentive compensation plan, stock incentive plan or other benefit plan, policy or arrangement; (b) restrict the right of the Company or any of its affiliates to amend, modify or terminate any such plan, policy or arrangement; (c) entitle Employee to participate in any such plan policy or arrangement at any specified level (or at all) in any year; or (d) prevent any future change to any such plan, policy or arrangement from applying to Employee in accordance with the terms of the change.

11. Assignment. The rights and obligations of the Company under this Employment Agreement will inure to the benefit of, and be binding upon, the Company’s successors and assigns. The rights and obligations of Employee under this Employment Agreement will inure to the benefit of, and will be binding upon, Employee’s heirs, executors and legal representatives. Employee may not delegate or assign any obligations under this Employment Agreement.

12. Entire Agreement and Severability. This Employment Agreement and the Confidential Information Agreement supersede any and all other agreements, either oral or in writing, between Employee and the Company with respect to the Company’s employment of Employee, including the Employment Agreement dated May 23, 2016. They contain all of the covenants and agreements between the parties with respect to such employment. Neither party is entering into this Employment Agreement on the basis of any representation, inducement, promise or agreement, oral or otherwise, by any party, or by any one acting on behalf of any party, which is not stated herein. Any modification of this Employment Agreement will be effective only if it is in writing and signed by both parties to this Employment Agreement. If any provision in this Employment Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions will nevertheless continue in full force and effect without being impaired or invalidated in any way.

13. Miscellaneous. This Employment Agreement and the rights and obligations of the parties hereunder will be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, excluding (but only to the extent permitted by law) its conflict of laws and choice of law rules. The parties agree that service of any process, summons, notice or document by U.S. certified mail or overnight delivery by a generally recognized commercial courier service to Employee’s last known address (or any mode of service recognized to be effective by applicable law) will be effective service of process for any action, suit or proceeding brought against Employee. The failure of either party hereto to enforce any right under this Employment Agreement will not be considered a waiver of that right, or of damages caused thereby, or of any other rights under this Employment Agreement.

14. Arbitration and Waiver of Jury Trial.

(a) Any “Legal Dispute” (as defined below) between Employee and any MKS Entity (or between Employee and any employee or agent of any MKS Entity, to the extent directly or indirectly arising from or relating in any way to Employee’s employment with or separation from the Company) will be resolved by final and binding arbitration. Notwithstanding the foregoing sentence, the Company may, in its sole discretion, obtain preliminary injunctive relief enforcing the provisions of the Confidential Information Agreement from any court of competent jurisdiction.

(b) “Legal Dispute” means a dispute about legal rights or legal obligations, including but not limited to any rights or obligations arising under this Employment Agreement; the Confidential Information Agreement; any other agreement; any applicable legal or equitable doctrine; any applicable common law theory; or any applicable federal, state or local, statute, regulation or other legal requirement.

(c) The arbitration will be held in the State of California. It will be conducted in accordance with the then-prevailing Employment Arbitration Rules of the American Arbitration Association.

(d) Notwithstanding any other provision of this Employment Agreement or any other agreement or of any arbitration rules, no Legal Dispute involving any MKS Entity may be included in any class or collective arbitration or any other class or collective proceeding. The exclusive method for resolving any such Legal Dispute will be arbitration on an individual basis.

(e) Any issues about whether a dispute is subject to arbitration will be determined by a court of competent jurisdiction and not by an arbitrator. Any issues about the meaning or enforceability of Section 14(d) will be decided by a court of competent jurisdiction and not by an arbitrator.

(f) The Company, Employee and the arbitrator will treat all aspects of the arbitration proceedings, including without limitation, discovery, testimony and other evidence, briefs and the award, as strictly confidential, except that the arbitration award may be disclosed to the extent necessary to enforce the award, the provisions of the Confidential Information Agreement or the provisions of this Employment Agreement.

(g) Employee and the Company understand and acknowledge that by agreeing to arbitrate the disputes covered by this Section 14, they are waiving the right to resolve those disputes in court and waiving any right to a jury trial with respect to those disputes.

15. Knowing and Voluntary Agreement. Employee understands that Employee has the right to consult counsel before signing this Employment Agreement.

IN WITNESS WHEREOF, the parties hereto have executed, in the Commonwealth of Massachusetts, this Employment Agreement as a sealed instrument, all as of the day, month and year first written above.

MKS INSTRUMENTS, INC.

By: /s/ Gerald G. Colella	Dated:	8/1/16
Name: Gerald G. Colella
Title: CEO & President

/s/ Dennis Werth	Dated:	July 28, 2016
[EMPLOYEE]